ESCROW AGREEMENT

This Escrow Agreement (this "Agreement"), dated as of __________, 2002, is made and entered into by and among The J. M. Ney Company, a Delaware corporation (the "Seller"), Deringer Acquisition Corp., an Illinois corporation (the A Buyer@), and U.S. Bank, N.A., as Escrow Agent (the "Escrow Agent").

WHEREAS, the Seller, the Buyer, the stockholder of the Seller and the stockholder of Buyer have entered into that certain Asset Purchase Agreement dated as of November 8, 2001 (as amended, modified or supplemented from time to time, the "Asset Purchase Agreement"; capitalized terms used and not defined herein shall have the meanings set forth in the Asset Purchase Agreement to the extent defined therein); and

WHEREAS, the parties have agreed to enter into this Agreement to provide a source to fund and secure the payment of indemnification obligations under the Asset Purchase Agreement;

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Appointment of Escrow Agent. The Seller and the Buyer hereby appoint U.S. Bank, N.A. to act as Escrow Agent under this Agreement and U.S. Bank, N.A. hereby accepts such appointment.

2. Deposit of Escrow Fund. The Seller and Buyer are delivering and the Escrow Agent acknowledges that it has received $300,000 in cash to secure any indemnification obligations under the Asset Purchase Agreement (such cash and any other property which may be held in escrow pursuant to this Agreement, the "General Indemnification Escrow Fund"). The Seller and Buyer are delivering and the Escrow Agent acknowledges that it has received $300,000 in cash to secure certain indemnification obligations under the Asset Purchase Agreement (such cash and any other property which may be held in escrow pursuant to this Agreement, the AInventory Indemnification Escrow Fund,@ and, together with the General Indemnification Escrow Fund, the AEscrow Funds@). The Escrow Agent will hold the Escrow Funds in escrow upon the terms and conditions set forth in this Agreement.

3. Investments. The Escrow Agent shall invest and reinvest any cash in each Escrow Fund in such savings accounts, certificates of deposit and money market accounts (including without limitation government and other short-term corporate obligations) pursuant to joint written directions given by the Seller and the Buyer, so long as the Escrow Funds are available for disbursement by wire transfer or certified check within ten business days after the Escrow Agent is authorized to release any portion of either Escrow Fund pursuant to this Agreement. In the absence of such directions, the cash in the Escrow Funds will be held by the Escrow Agent as uninvested funds. Any interest or other earnings realized from investment of the cash in either Escrow Fund shall be released, upon request of Seller, to Seller, and shall not be considered part of the related Escrow Fund. Any uninvested funds held hereunder shall not earn or accrue interest.

4. Taxes. The Seller shall pay any and all taxes, assessments and other governmental charges imposed on or with respect to the Escrow Funds, including without limitation any liabilities arising with respect to income or gain generated by the Escrow Funds.

5. Claims.

(a) The Buyer may give written notice (each, an "Indemnification Notice") to the Escrow Agent and the Seller of the assertion of any claim, or the commencement of any suit, action or proceeding, which it discovers or of which it receives notice which might give rise to a claim against the Seller under Section 11.2(a) of the Asset Purchase Agreement (each, a "Claim"). Such notice shall specify the nature of the Claim and, to the extent known, the basis for the Claim and an estimate of the amount of Damages (as defined in Section 5(b) below). The right of the Buyer to indemnification from an Escrow Fund while it is held by the Escrow Agent shall apply only to those Claims as to which the Buyer shall have given an Indemnification Notice to the Escrow Agent and the Seller not later than the Claim Date (as defined in Section 7 below). Any covenant, agreement, representation or warranty which is the subject of a Claim shall continue to survive until such Claim is finally determined as herein provided.

(b) Only Claims with respect to breaches of the representations and warranties contained in Section 3.4(b) of the Asset Purchase Agreement may be satisfied from the Inventory Indemnification Escrow Fund, and recoveries from the Escrow Funds shall be the exclusive remedy for Damages with respect to breaches of Section 3.4(b). Any Claims with respect to breach of any representations, warranties, covenants and agreements may be brought against the General Indemnification Escrow Fund and recoveries from the General Indemnification Escrow Fund shall be a non-exclusive remedy with respect to such breaches, other than breaches of Section 3.4(b) of the Asset Purchase Agreement.

(c) The Seller shall have a period of thirty calendar days from the date an Indemnification Notice is given to object and provide written notice to the Buyer and the Escrow Agent of an objection ("Object" or an "Objection") to a Claim identified in an Indemnification Notice. Any such Objection shall be to the merits or the amount of the Claim or to both the merits and the amount of the Claim. If the Seller fails to furnish notice of an Objection within such thirty calendar day period, the Seller shall be conclusively presumed to have agreed to indemnify and hold the Buyer harmless with respect thereto and the Buyer shall be entitled to be indemnified for all losses, damages, liabilities, costs and expenses (including without limitation reasonable attorneys fees and expenses of investigation) (collectively, "Damages") with respect to such Claim. The Buyer and the Seller may discuss any Claim as to which the Seller Objects. To the extent that the Buyer and the Seller agree that indemnification with respect to any such Claim is required and agree on the amount of Damages, they shall give joint written notice to the Escrow Agent to that effect. If the Buyer and the Seller fail to agree as to whether indemnification with respect to any such Claim is required and/or the amount of such indemnification within twenty (20) business days (which period may be extended upon the written agreement of the Buyer and the Seller and notice thereof given to the Escrow Agent) after the date the notice of Objection is given to the Buyer and the Escrow Agent, the Seller or the Buyer may thereafter institute legal proceedings to resolve the matters.

6. Release of Escrow Fund.

(a) The Escrow Agent shall release each Escrow Fund from the escrow under this Agreement upon receipt of written directions as set forth as follows:

(i) If, on or prior to the Claim Date, an Indemnification Notice has been provided in accordance with this Agreement, the Escrow Agent shall, (A) in the case of a Claim for which a Final Determination (as defined in Section 6(c) below) has been made, distribute to the Buyer (or to such other person or entity as the Buyer may direct in writing) within ten business days after receipt of the notice of the Final Determination an amount and securities from the relevant Escrow Fund equal in value to the amount of Damages with respect to such Final Determination, and (B) in the case of a Claim for which a Final Determination has not been made, (1) continue to hold an amount and securities from such Escrow Fund equal in value to the amount of Damages specified by the Buyer (including without limitation any additional Damages which the Buyer from time to time notifies the Escrow Agent have been incurred or are expected to be incurred) or, if such amount exceeds such Escrow Fund, all of such Escrow Fund, in escrow until a Final Determination of such Claim has been made and (2) thereafter upon a Final Determination with respect to such Claim distribute to the Buyer (or to such other person or entity as the Buyer may direct in writing) within ten business days following receipt of the notice of the Final Determination an amount and securities equal in value to the amount of Damages with respect to such Final Determination.

(ii) Within ten business days following the Escrow Termination Date (as defined in Section 7 below) with respect to an Escrow Fund, that portion of such Escrow Fund remaining in escrow on such date shall be released to the Seller.

(b) If any portion of an Escrow Fund is to be delivered to the Buyer, any such delivery obligation shall first be satisfied out of the cash in such Escrow Fund, and, upon depletion of the cash in such Escrow Fund, out of the other property in such Escrow Fund. The portion of an Escrow Fund delivered to the Buyer out of an Escrow Fund which is other than cash shall be in such proportions of the securities and other property included therein as the Buyer may direct in writing. In addition, if the portion of an Escrow Fund which the Buyer directs the Escrow Agent in writing to deliver consists of securities or other property which because of the need to deliver a whole number of securities or entire items of property has a value, as determined pursuant to this Agreement, in excess of the amount required to be delivered to the Buyer, the Buyer, at its option, may:

(i) to the extent such securities consist of capital stock, exchange or arrange for the exchange of certificates of capital stock held by the Escrow Agent for a certificate or certificates of different denominations, including a certificate or certificates for fractions of a share;

(ii) require delivery of a whole number of such securities or items of property with a value, as determined pursuant to this Agreement, which is less than the amount required to be delivered, while reserving its rights against such Escrow Fund with respect to any deficiency; or

(iii) require delivery of a whole number of such securities or items of property and in exchange deliver to the Escrow Agent an amount of cash equal to the amount by which the value of the securities or other property delivered to the Buyer, as determined pursuant to this Agreement, exceeds the amount required to be delivered to the Buyer and any such cash shall be held and deemed to be part of such Escrow Fund for all purposes under this Agreement.

(c) Within five business days of the end of the second full calendar month after the date of Closing, and at the end of every other calendar month thereafter, Buyer shall deliver a certificate to the Seller and Escrow Agent setting forth the "Soft Inventory Release Amount" (as defined in the Asset Purchase Agreement) and the amount of any actual Damages or Damages specified by Buyer with respect to Claims, regardless of whether a Final Determination has been made. Upon receipt of such certificate, an amount equal to the Soft Inventory Release Amount less the Damages specified in the certificate shall be released from the Inventory Indemnification Escrow Fund to Seller. In the event that at the Claim Date (as defined in Section 7 below), the cumulative Soft Inventory Release Amounts are less $300,000, the difference, to the extent not greater than the actual balance in the Inventory Indemnification Escrow Fund, shall be released to Buyer, notwithstanding paragraph (a)(ii) above.

(d) For the purpose of this Agreement with respect to any Claim, a "Final Determination" shall mean receipt by the Escrow Agent of (i) an Indemnification Notice pursuant to Section 5(a) hereof as to which the Seller fails to Object in a timely basis pursuant to Section 5(c) of this Agreement and notice from the Buyer setting forth an amount of Damages, (ii) a copy of a writing in which the Seller acknowledges that indemnification is required without regard to the amount of Damages or of up to a particular amount of Damages and notice from the Buyer setting forth an amount of Damages, (iii) a notice of a written agreement signed by the Buyer and the Seller setting forth the amount of Damages, or (iv) a copy of a final arbitration award or final order, judgment or decree reflecting the right of the Buyer to indemnification and a notice from the Buyer setting forth an amount of Damages which the Buyer represents is consistent with such award or final order, judgment or decree.

7. Term. The term of this Agreement shall expire at 11:59 p.m. (central time) on ________________, 2003 (the "Claim Date"), or, if as of the Claim Date a Claim (or Claims) made pursuant to this Agreement is (or are) pending against an Escrow Fund, upon the resolution and payment of all such Claims as certified jointly by the Buyer and the Seller with respect to such Escrow Fund (the "Escrow Termination Date").

8. Escrow Agent.

(a) The Escrow Agent shall be entitled to receive such fees as set forth on Annex A hereto, and shall be reimbursed for all reasonable out-of-pocket expenses incurred by the Escrow Agent in the performance of its duties hereunder. Except for fees and expenses relating to the investment of the Escrow Funds which shall be deducted from earnings, any such fees and reimbursements shall be paid fifty percent (50%) by the Seller and fifty percent (50%) by the Buyer.

(b) The Escrow Agent may resign at any time by giving notice of such resignation to the Buyer and the Seller specifying a date not earlier than thirty (30) days later, when such resignation is desired. The Seller and the Buyer by mutual agreement may at any time and with or without cause remove the Escrow Agent upon at least ten days written notice to the Escrow Agent. If the Escrow Agent resigns, is removed or is unable to serve or fails to serve as the Escrow Agent, the Buyer and the Seller shall appoint a successor Escrow Agent by mutual agreement. If the Escrow Agent resigns and the Buyer and the Seller are unable to agree upon a successor Escrow Agent within thirty (30) days after such notice of resignation, the Escrow Agent shall be entitled to appoint its successor. The Escrow Agent shall continue to serve until its successor accepts the escrow and receives the Escrow Funds. Any successor Escrow Agent shall execute an instrument accepting the appointment as Escrow Agent hereunder and agreeing to be bound by the provisions of this Agreement.

(c) The Escrow Agent undertakes to perform such duties as are specifically set forth herein and may conclusively rely, and shall be protected in acting or refraining from acting, on any written notice, instrument, or signature believed by it to be genuine and to have been signed or presented by the proper party or parties duly authorized to do so.

(d) The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and believed by it in good faith to be authorized hereby or within the rights or powers conferred upon it hereunder, nor for action taken or omitted by it in good faith and in accordance with advice of counsel (which counsel may be of the Escrow Agent's own choosing), and the Escrow Agent shall not be liable for any mistake of fact or error of judgment or for any acts or omissions of any kind unless caused by its willful misconduct or gross negligence.

(e) The Escrow Agent shall be obligated to perform only such duties as are expressly set forth in this Agreement. No implied covenants or obligations shall be inferred from this Agreement against the Escrow Agent.

(f) Each of the Buyer and the Seller, jointly and severally, hereby indemnifies and holds harmless the Escrow Agent from and against any and all loss, liability, cost, damage and expense, including, without limitation, reasonable counsel fees, which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent arising out of or relating in any way to this Agreement or any transaction to which this Agreement relates unless such action, claim or proceeding is the result of the willful misconduct, gross negligence or bad faith of the Escrow Agent.

9. Miscellaneous.

(a) All notices and other communications hereunder shall be in writing and shall be deemed given: (i) when personally delivered; (ii) when sent by confirmed facsimile if sent on a business day and otherwise on the next succeeding business day; (iii) one business day after being deposited with a nationally recognized overnight courier service for delivery on the next business day, with charges prepaid; or (iv) three business days after being deposited in the United States mail, postage prepaid, registered or certified mail, in each case addressed to the applicable party as follows (or as such other addresses or facsimile number for a party as shall be specified by such party by like notice except that any notice of any such change shall not be deemed given until actually received by the party to whom directed):

(i) if to the Buyer, to:

Deringer Mfg. Company

1250 Town Line Road

Mundelein, Illinois 60060

Attn: John Wallace, President

with a copy to:

Schiff Hardin & Waite

6600 Sears Tower

Chicago, Illinois 60606

Attn: Gary L. Mowder

Telecopier No.: (312) 258-5700

(ii) if to the Seller, to:

Andersen Group, Inc.

515 Madison Avenue

New York, New York 10022

Attn: Oliver R. Grace, Jr.

(iii) if to the Escrow Agent:

U.S. Bank, N.A.

1555 North River Center Drive

Suite 301

Milwaukee, Wisconsin 53212

` Attention: Peter Brennan

Assistant Vice President

Telephone: (414) 905-5003

Facsimile: (414) 905-5049

(b) This Agreement shall be governed by and construed in accordance with the internal laws (and not the conflicts of law provisions) of the State of Illinois.

(c) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(d) No party may assign (except by operation of law) any of its rights or obligations under this Agreement without the written consent of all the other parties, which consent shall not be unreasonably withheld.

(e) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, legal representatives, successors and assigns.

(f) Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party under this Agreement shall impair any such right, power or remedy, nor shall any waiver be construed as a waiver of any other right, power or remedy hereunder or any further exercise thereof.

(g) In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

(h) Nothing in this Agreement shall in any way restrict the obligations and rights of any party under the Asset Purchase Agreement. No right, remedy or election given by any term of this Agreement shall be deemed exclusive, but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

(i) The headings contained in this Agreement are for convenience of reference only and shall have no effect on the interpretation or operation thereof.

(j) This Agreement may be amended, modified or supplemented only by a written amendment signed by the Seller, the Buyer and the Escrow Agent, and no waiver of any provision hereof shall be effective unless expressed in a writing signed by the party sought to be bound.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

DERINGER ACQUISITION CORP.

By:

THE J. M. NEY COMPANY

By:

U.S. BANK, N.A.

By:

ANNEX A

TO

ESCROW AGREEMENT

Escrow Agent Fees

ACCEPTANCE FEE:
Flat fee payable upon execution of Escrow Agreement:	$1,000
ADMINISTRATION FEE:
Annual Administration Fee with the first year paid up front:	$1,000
SPECIAL OR EXTRAORDINARY SERVICES:
Reimbursement of agent fees and expenses incurred by the Escrow Agent, including but not limited to attorney=s fees and expenses incurred with outside counsel if required.	cost
MISCELLANEOUS:
Out-of-pocket expenses, i.e., postage, stationery, travel expenses, etc.	cost

CHI_DOCS2:CS2\500239.5 12.15.01 06.44